EXHIBIT 99.1
DECEMBER 9, 2008 PRESENTATION
Sector/Division 2008 Revenue

	Sector
Division	Federal	Power	I&C	Infrastructure	Total

URS	444	202	823	1,063	2,532
Washington	390	1,161	1,311	254	3,116
EGG	1,730	—	—	—	1,730

Total URS @ 9/26/08	2,564	1,363	2,134	1,317	7,378

Implied Q4	836	537	566	483	2,422

Estimated 2008 Revenue	3,400	1,900	2,700	1,800	9,800

% Revenue	35%	19%	28%	18%	100%

($ millions)